Middlesex Water Company ANNOUNCES

FIRST QUARTER RESULTS

ISELIN, NJ, (May 4, 2012) Middlesex Water Company (the “Company”), (NASDAQ:MSEX), a provider of water and wastewater and related services primarily in New Jersey and Delaware, today announced operating revenues for the quarter ended March 31, 2012 of $23.5 million, down $0.5 million from the same period in 2011. Net income decreased $0.8 million to $1.8 million. Basic and diluted earnings per share were $0.11 for the three months ended March 31, 2012, compared to $0.17 for the same period in 2011.

First Quarter Operating Results

Operating revenues for the three months ended March 31, 2012 decreased $0.5 million from the same period in 2011, primarily due to lower revenues of $0.8 million in the Company’s Middlesex system in New Jersey, reflecting lower commercial, industrial and residential customer demand for water as well as lower contract sales to municipalities, also related to lower customer demand. Revenues in our Delaware system, Tidewater Utilities, increased $0.4 million primarily due to the 10.49% interim rate increase that went into effect in November 2011 and increased connection fees. All other subsidiary revenues combined decreased $0.1 million.

Operation and maintenance expenses for the three months ended March 31, 2012 increased $0.3 million, compared to the same period in 2011. This increase was primarily due to an additional $0.5 million in postretirement benefit plan expenses, primarily due to changes in actuarial assumptions, including a lower discount rate and revised plan participant mortality factors, as well as lower actual returns on assets held in our retirement plans. Favorable winter weather conditions and a below average number of main breaks contributed to a decrease in main repair costs of $0.1 million in the first quarter of 2012. Additionally, labor costs decreased $0.1 million, primarily due to higher capitalized payroll and less overtime resulting from fewer main breaks.

“We have filed for rate relief in New Jersey and Delaware and are working to receive timely and adequate recovery of our capital investments and other costs. In our Delaware operations, an interim 10.49% rate increase was implemented in mid-November 2011. These filings are expected to deliver their full value in the third quarter of 2012,” said Dennis Doll, Chairman, President and CEO of Middlesex Water. “In addition, we are poised to meet peak customer demands for water as the summer season approaches,” added Doll.

Board Declares Quarterly Dividend

The Company’s Board of Directors declared a quarterly cash dividend of $0.1850 per share, payable June 1, 2012 to common shareholders as of May 15, 2012. The Company has paid cash dividends in varying amounts continually since 1912. The Company has a Dividend Reinvestment Plan under which dividends and optional cash payments can be used to purchase additional shares of Common stock.

Annual Meeting of Shareholders

The Company will host its Annual Meeting of Shareholders on Tuesday, May 22, 2012, beginning at 11:00 EDT at its corporate headquarters in Iselin, NJ.

About Middlesex Water Company

Middlesex Water Company, organized in 1897, is an investor-owned water utility, serving customers in central and southern New Jersey and in the State of Delaware. The Company and its New Jersey subsidiaries – Pinelands Water Company and Pinelands Wastewater Company—are subject to the regulations of the Board of Public Utilities of the State of New Jersey. Middlesex Water operates the water and wastewater utilities for the City of Perth Amboy through its subsidiary, Utility Service Affiliates (Perth Amboy), Inc. Middlesex Water also provides contract operations services and a service line maintenance program through its non-regulated subsidiary, Utility Service Affiliates, Inc. The Company’s regulated Delaware subsidiaries, Tidewater Utilities, Inc., together with Southern Shores Water Company, and Tidewater Environmental Services, Inc. (TESI) are subject to the regulations of the Public Service Commission in Delaware. TESI provides regulated wastewater utility services. White Marsh Environmental Systems, Inc. operates small water and wastewater systems under contract on a non-regulated basis in Delaware. Twin Lakes Utilities, Inc. provides water services to residents of Shohola, Pennsylvania and is subject to the regulations of the Pennsylvania Utility Commission. These companies are also subject to various Federal, State and regulatory agencies concerning water and wastewater effluent, quality standards.

For additional information regarding Middlesex Water Company, visit the Company’s Web site at www.middlesexwater.com or call (732) 634-1500.

This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

1500 Ronson Road

Iselin, New Jersey 08830

www.middlesexwater.com

(732) 638-7549

MIDDLESEX WATER COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands except per share amounts)

	Three Months Ended March 31,
	2012	2011

Operating Revenues	$23,546	$23,996

Operating Expenses:
Operations and Maintenance	14,375	14,031
Depreciation	2,548	2,412
Other Taxes	2,746	2,785

Total Operating Expenses	19,669	19,228

Operating Income	3,877	4,768

Other Income (Expense):
Allowance for Funds Used During Construction	136	194
Other Income	192	157
Other Expense	(140)	(49)

Total Other Income, net	188	302

Interest Charges	1,354	1,214

Income before Income Taxes	2,711	3,856

Income Taxes	904	1,226

Net Income	1,807	2,630

Preferred Stock Dividend Requirements	52	52

Earnings Applicable to Common Stock	$1,755	$2,578

Earnings per share of Common Stock:
Basic	$0.11	$0.17
Diluted	$0.11	$0.17

Average Number of Common Shares Outstanding:
Basic	15,692	15,576
Diluted	15,955	15,839

Cash Dividends Paid per Common Share	$0.1850	$0.1825